EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Mourns the Passing of

Director Douglas M. Schair

    CONCORD, NEW HAMPSHIRE, February 1, 2005 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) Chairman and CEO Kurt Swenson today announced the unexpected passing of Douglas M. Schair, a Director of the Company and one of its largest shareholders, on January 26th at the age of 59. Mr. Schair, a Director since June 2001, was a Principal of Insurance Investment Associates and also Vice Chairman of the Board and Chief Investment Officer of FFS Holdings. Rock of Ages owns 6% of the voting equity and 8% of the total common equity of FFS Holdings.

     "Doug was a true friend of our Company as well as a close personal friend of mine for many years," Swenson said. "His tragic death came without warning. Speaking for myself and for everyone associated with Rock of Ages, I know that we will sorely miss Doug, his insight, his energy and his business acumen."

About Rock of Ages

     Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product;, product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.